Exhibit 10.8

Trex Company, Inc.

Description of Annual Executive Incentive Compensation Plan

Trex Company, Inc. (the “Company”) maintains an annual executive incentive compensation plan (the “Plan”) for the benefit of its executive officers, other officers, managers and certain other key employees of the Company. Awards under the Plan are made by the Compensation Committee of the Company’s Board of Directors.

Under the Plan, the Company pays annual cash bonuses based upon the achievement of specified performance objectives, as described below. For each fiscal year, each participant in the Plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary or salary range midpoint for such fiscal year, depending on grade level. Cash bonuses may be awarded at a lesser or greater percentage than the target bonus percentage, depending on the extent to which the performance objectives are achieved. The bonus percentage levels for each fiscal year and the performance objectives are annually approved by the Compensation Committee. The Compensation Committee has the discretion to award a bonus, which exceeds the otherwise applicable maximum bonus percentage, except that the value of the bonus may not exceed $2,000,000 for any fiscal year for any employee.

The bonus amount payable to the chief executive officer, the executive vice presidents and the senior vice presidents generally is based upon the achievement of an earnings per share objective, although for such officers other than the chief executive officer, other factors may be considered. The bonus amount payable to other officers, managers and certain other key employees of the Company is based 50% on the same company performance target of earnings per share and 50% on individual performance based upon individual objectives established by management.

Bonus payments are conditional upon the participant’s continued employment by the Company through the date of grant, and are pro rated for employees who have served for less than a full year.